Expense Limitation Agreement

November 16, 2016

To: Mutual Fund Series Trust
17605 Wright Street
Omaha, NE 68130

Dear Board Members:

You have engaged JAG Capital Management, LLC (“JAG”) to act as the sole investment adviser to the JAG Large Cap Growth Fund (the “Fund”) pursuant to a Management Agreement dated as of November 29, 2011 (the “Agreement”).

JAG hereby contractually agrees to waive management fees and/or reimburse the Fund for expenses it incurs, but only to the extent necessary to maintain the Fund’s total annual operating expenses (excluding brokerage costs; borrowing and liquidity costs such as interest and dividends on securities sold short; taxes; underlying/acquired fund expenses; and extraordinary expenses) at the percentage of average daily net assets and term as stated in Exhibit A for the Fund.

This agreement shall be effective on February 1, 2017 and shall remain in effect until at least January 31, 2018, unless terminated sooner as provided herein, and shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved by a majority of the Trustees of the Mutual Fund Series Trust (the “Trust”). This agreement may only be terminated by the Fund's Board of Trustees on 60 days’ written notice to JAG and upon the termination of the Management Agreement between the Trust and JAG.

Any waiver or reimbursement by JAG is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the expenses occurred, if such recoupment can be achieved within the lesser of the expense limitation in place at the time of waiver/reimbursement and the expense limitation in place at the time of recapture.

Very truly yours, JAG CAPITAL MANAGEMENT, LLC By:_ /s/ Norman Conley ____ Norman Conley, President and CEO

The foregoing Agreement is hereby accepted.

MUTUAL FUND SERIES TRUST By: _ /s/ Jerry Szilagyi _____ Jerry Szilagyi, Trustee

Exhibit A

Fund	Percent of Net Assets
JAG Large Cap Growth Fund	Class A – 1.50% Class C – 2.25% Class I - 1.25%